Exhibit 21.1
GENERAL CABLE CORPORATION AND SUBSIDIARIES
List of Subsidiaries

Name	Jurisdiction of Incorporation

Dominion Wire and Cables Ltd.	Fiji
E.C.N. Cable Group, S.L.	Spain
General Cable Automotriz, S.A. de C.V.	Mexico
General Cable Canada, Ltd.	Ontario
General Cable Celcat Energia e Telecommunicaciones SA	Portugal
General Cable Company	Nova Scotia
General Cable Corporation	Delaware
General Cable de Latinoamerica, S.A. de C.V.	Mexico
General Cable de Mexico del Norte, S.A. de C.V.	Mexico
General Cable Holdings (Spain) SRL	Spain
General Cable Holdings de Mexico, S.A. de C.V.	Mexico
General Cable Holdings New Zealand	New Zealand
General Cable Industries, Inc.	Delaware
General Cable Industries LLC	Delaware
General Cable Investments, SGPS SA.	Madeira
General Cable New Zealand Limited	New Zealand
General Cable Overseas Holdings, Inc.	Delaware
General Cable Technologies Corporation	Delaware
General Cable Texas Operations L.P.	Delaware
GK Technologies, Incorporated	New Jersey
Grupo General Cable Sistemas, SA.	Spain
Marathon Manufacturing Holdings, Inc.	Delaware
Servicios Latinoamericanos GC, S.A. de C.V.	Mexico
SILEC Cable, S.A.S.	France